UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2018
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

001-11312
(Commission File Number)

58-0869052
(IRS Employer Identification Number)

3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 407-1000

Former Address
(191 Peachtree Street, Suite 500, Atlanta, Georgia 30308-1740)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On January 3, 2018, Cousins Properties Incorporated, its operating partnership Cousins Properties LP and certain subsidiaries (collectively, the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “New Facility”) under which the Company may borrow up to $1 billion if certain conditions are satisfied.
The New Facility recasts the Company’s existing $500 million senior unsecured revolving line of credit, dated May 28, 2014 (the “Existing Facility”) by:

•	Increasing the size from $500 million to $1 billion.

•	Extending the maturity date from May 28, 2019 to January 3, 2023.

•	Reducing certain per annum variable interest rate spreads and other fees.

•
Providing for the expansion of the New Facility by an additional $500 million for total availability of $1.5 billion, subject to receipt of additional commitments from lenders and other customary conditions.

The New Facility is co-led by JP Morgan Chase Bank, N.A. (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Bookrunners. JPMorgan serves as Syndication Agent, Swing Line Lender and L/C Issuer. Bank of America, N.A. serves as Administrative Agent, Swing Line Lender and L/C Issuer. SunTrust Bank serves as Documentation Agent, Swing Line Lender and L/C Issuer. Wells Fargo Bank, N.A., PNC Bank, N.A., U.S. Bank N.A., Citizens Bank, N.A., and Morgan Stanley Senior Funding, Inc. serve as Co-Documentation Agents. Other lenders include TD Bank, N.A. and First Tennessee Bank, N.A.
The New Facility contains certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75; a fixed charge coverage ratio of at least 1.50; an unsecured leverage ratio of no more than 60%; a secured leverage ratio of no more than 40%; and an overall leverage ratio of no more than 60%.
The interest rate applicable to the New Facility varies according to the Company’s leverage ratio, and may, at the election of the Company, be determined based on either (1) the current LIBOR plus the applicable spread detailed below, or (2) the greater of Bank of America’s prime rate, the federal funds rate plus 0.50% or the one-month LIBOR plus 1.0% (the “Base Rate”), plus the applicable spread detailed below. Fees on letters of credit issued under the New Facility are payable at an annual rate equal to the spread applicable to loans bearing interest based on LIBOR. The Company also pays an annual facility fee on the total commitments under the New Facility. The pricing spreads and the facility fee under the New Facility are as follows:

Leverage Ratio	Applicable % Spread for LIBOR Loans	Applicable % Spread for Base Rate Loans	Annual Facility Fee %
≤ 35%	1.05%	0.10%	0.15%
> 35% but ≤ 40%	1.10%	0.15%	0.20%
> 40% but ≤ 45%	1.20%	0.20%	0.20%
> 45% but ≤ 50%	1.20%	0.20%	0.25%
> 50%	1.45%	0.45%	0.30%
On and after the date that the Company obtains an Investment Grade Rating, the Company may permanently elect to base the applicable spread and facility fees under the New Facility as detailed below:

S&P / Moody’s Rating	Applicable % Spread for LIBOR Loans	Applicable % Spread for Base Rate Loans	Annual Facility Fee %
A- / A3	0.825%	0.000%	0.125%
BBB+ / Baa1	0.875%	0.000%	0.150%
BBB / Baa2	1.000%	0.050%	0.200%
BBB- / Baa3	1.200%	0.250%	0.250%
< BBB- / Baa3 or unrated	1.550%	0.650%	0.300%
Proceeds from the New Facility are intended to be utilized for acquisitions, development, or renovation of real estate properties; to repay other debt; as working capital in the ordinary course of business; and for other general corporate purposes.
The New Facility contains customary representations and warranties and affirmative and negative covenants, as well as customary events of default. The amounts outstanding under the New Facility may be accelerated upon the occurrence of any events of default.
The agents and lenders, together with their affiliates, are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and lenders and/or their affiliates have, from time to time, performed, or may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the agents and lenders and/or their affiliates are also tenants or joint venture partners of the Company.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2018

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
Pamela F. Roper
Executive Vice President, General Counsel and Corporate Secretary